Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, President and CFO
317-704-6000
BELL INDUSTRIES REPORTS FINANCIAL RESULTS
FOR 2008 FIRST QUARTER
     INDIANAPOLIS — May 15, 2008 — Bell Industries, Inc. (BIUI.PK) today reported financial results for its first quarter ended March 31, 2008.
     Revenues from continuing operations for the 2008 first quarter were $23.1 million down 21.9% from $29.5 million a year ago, with $5.7 million of the decrease in revenues related to the company’s Technology Solutions Group. The company incurred a loss from continuing operations of $680,000, or $0.06 per diluted share, for the 2008 first quarter. This reflects a significant improvement over the prior-year first quarter loss from continuing operations of the $1.8 million, or $0.22 per diluted share, which included a $2.0 million gain from the sale of a building. Bell achieved net income in the first quarter of 2008 of $839,000, or $0.09 per diluted share, including income from discontinued operations of $1.5 million, equal to $0.15 per diluted share. This compares with a net loss of $1.5 million, or $0.18 per diluted share, including income from discontinued operations of $334,000, or $0.04 per diluted share, for the 2007 first quarter.
     The company announced in February 2008 that it completed the sale of SkyTel’s automated vehicle location business to SkyGuard LLC for $7.0 million. In March 2008, Bell entered into a definitive agreement to sell the balance of its SkyTel division to Velocita Wireless LLC for a total consideration of $8.0 million, comprised of $3.0 million in cash at closing and deferred payments totaling $5.0 million to be paid over a period of two years. As a result of these transactions, the SkyTel division has been reflected as a discontinued operation in the company’s results of operations for the first quarters of 2008 and 2007 and is reflected on the balance sheet at March 31, 2008 as assets held for sale.
     The Technology Solutions Group posted revenues of $13.2 million for the 2008 first quarter, compared with $18.9 million in the 2007 first quarter. This decline is related to several factors, including the termination of an unprofitable large-scale customer relationship management engagement in conjunction with the closing of Bell’s Springfield, Missouri call center, the decision to cease acting as an authorized reseller for a certain hardware product line, the timing of completion of certain projects and a focus on improving gross profits. Operating income for the 2008 first quarter amounted to $424,000, increasing by approximately $1.5 million over the prior-year first quarter due to several factors, including the closure of the unprofitable Springfield call
(more)

Bell Industries, Inc.
2-2-2

center, improved operational efficiencies on several service engagements and significant reductions in overhead costs.
     Bell’s Recreational Products Group reported revenues of $9.9 million for the 2008 first quarter, compared with $10.7 million in the 2007 first quarter. The company attributed the decrease in revenues primarily to lower sales in the marine and recreational vehicle product lines, partially offset by an increase in revenues from its snowmobile product line. Although revenues were down year-over-year, operating income for the 2008 first quarter increased by $566,000 over the prior-year first quarter to $188,000, principally reflecting a 230 basis point improvement in gross profit margins and reductions in headcount, freight and facility costs.
     “We continue to make progress improving the operational efficiencies of each of our businesses,” said Kevin J. Thimjon, president and chief financial officer of Bell Industries. “We are particularly pleased with the significantly reduced corporate cost structure of our business, which was decreased by nearly 52 percent over the prior-year period, as a result of reductions in headcount and related travel and benefits, the closure of our former corporate headquarters in Los Angeles and lower marketing and telecommunications expenses.”
     Bell’s corporate costs for the 2008 first quarter totaled $1.1 million, down almost $1.3 million from $2.4 million in the 2007 first quarter”
About Bell Industries, Inc.
     After the completion of the recently announced sale of its SkyTel division, Bell Industries will be comprised of two operating units, Bell’s Technology Solutions business and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the encouragement by the cost reductions achieved in the businesses, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
#                    #                    #
(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Net revenues:
Products	$15,730	$19,355
Services	7,358	10,190

Total net revenues	23,088	29,545

Costs and expenses:
Cost of products sold	12,760	16,327
Cost of services provided	4,939	7,257
Selling, general and administrative expense	5,914	9,755
Interest expense, net	139	—
Gain on sale of assets	—	(1,976)

Total costs and expenses	23,752	31,363

Loss from continuing operations before provision for income taxes	(664)	(1,818)
Provision for income taxes	16	23

Loss from continuing operations	(680)	(1,841)
Income from discontinued operations, net of tax	1,519	334

Net income (loss)	$839	$(1,507)

Share and per share data
Basic:
Loss from continuing operations	$(0.08)	$(0.22)
Income from discontinued operations	0.18	0.04

Net income (loss)	$0.10	$(0.18)

Weighted average common shares outstanding	8,650	8,600

Diluted:
Loss from continuing operations	$(0.06)	$(0.22)
Income from discontinued operations	0.15	0.04

Net income (loss)	$0.09	$(0.18)

Weighted average common shares outstanding	11,467	8,600

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues:
Technology Solutions Group
Products	$5,839	$8,683
Services	7,358	10,190

Total Technology Solutions Group	13,197	18,873
Recreational Products Group	9,891	10,672

Total net revenues	$23,088	$29,545

Operating income (loss):
Technology Solutions Group	$424	$(1,052)
Recreational Products Group	188	(378)
Corporate costs	(1,137)	(2,364)

Total operating loss	(525)	(3,794)
Gain (loss) on sale of assets	—	(1,976)
Interest expense, net	139	—

Loss from continuing operations before income taxes	$(664)	$(1,818)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,001	$409
Accounts receivable, net	14,712	12,304
Inventories, net	9,741	10,323
Prepaid expenses and other current assets	1,743	1,982
Assets held for sale	21,831	27,814

Total current assets	49,028	52,832

Fixed assets, net	2,215	1,956
Assets held for sale	5,000	5,000
Other assets	1,681	2,231

Total assets	$57,924	$62,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Floor plan payables	$781	$1,064
Revolving credit facility	3,404	4,775
Accounts payable	9,085	10,438
Accrued payroll	2,149	1,639
Liabilities associated with assets held for sale	17,225	19,084
Other accrued liabilities	4,934	5,849

Total current liabilities	37,578	42,849

Convertible note	9,209	8,969
Other long-term liabilities	5,461	5,418

Total liabilities	52,248	57,236
Shareholders’ equity	5,676	4,783

Total liabilities and shareholders’ equity	$57,924	$62,019